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Exhibit 99.1

CONSENT OF ROBERT W. BAIRD & CO. INCORPORATED

        We hereby consent to (i) the inclusion of our opinion letter, dated September 11, 2016, to the Board of Directors of Farmland Properties Inc. (the "Company") as an Annex to the prospectus/proxy statement that forms a part of the Registration Statement on Form S-4 of the Company, as filed on October 3, 2016 (the "Registration Statement"), and (ii) the inclusion of references in the Registration Statement to such opinion and our firm under the headings "Summary—Opinion of FPI's Financial Advisor," "The Mergers—Background of the Mergers," "The Mergers—Recommendation of the FPI Board and Its Reasons for the Mergers," "The Mergers—Opinion of FPI's Financial Advisor."

        In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the "Act"), or the rules and regulations adopted by the U.S. Securities and Exchange Commission (the "SEC") thereunder, nor do we admit that we are experts with respect to any part of the Registration Statement within the meaning of the term "experts" as used in the Act or the rules and regulations of the SEC promulgated thereunder.

Very truly yours,
/s/ Robert W. Baird & Co. Incorporated
ROBERT W. BAIRD & CO. INCORPORATED

October 3, 2016

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  Exhibit 99.1
CONSENT OF ROBERT W. BAIRD & CO. INCORPORATED